Exhibit 99.1

March 13, 2025

Portman Ridge Finance Corporation Announces

Fourth Quarter and Full Year 2024 Financial Results

Reports Net Investment Income of $2.59 Per Share for Full Year 2024 and Net Asset Value of $19.41 Per Share

Continued Share Repurchase Program: Total of 202,357 Shares for an Aggregate Cost of Approximately $3.8 Million Repurchased During Full Year 2024; Accretive to NAV by $0.07 Per Share

Announces First Quarter 2025 Regular Quarterly Base Distribution of $0.47 Per Share and Introduces a

Quarterly Supplemental Distribution of $0.07 Per Share

Merger Agreement with Logan Ridge Aims to Create Meaningful Shareholder Value Via Greater Scale,

Enhanced Liquidity, and Improved Operational Efficiencies

NEW YORK, March 13, 2025 (GLOBE NEWSWIRE) – Portman Ridge Finance Corporation (Nasdaq: PTMN) (the “Company” or “Portman Ridge”) announced today its financial results for the fourth quarter and full year ended December 31, 2024.

Fourth Quarter 2024 Highlights

•	Total investment income for the fourth quarter of 2024 was $14.4 million, as compared to $15.2 million for the third quarter of 2024, and $17.8 million for the fourth quarter of 2023.

•

Core investment income[1], excluding the impact of purchase price accounting, for the fourth quarter of 2024 was $14.4 million, as compared to $15.2 million for the third quarter of 2024, and $17.7 million for the fourth quarter of 2023.

•

Net investment income (“NII”) for the fourth quarter of 2024 was $5.5 million ($0.60 per share) as compared to $5.8 million ($0.63 per share) in the third quarter of 2024, and $11.2 million ($1.19 per share) for the fourth quarter of 2023. Of note, the year-over-year decrease in NII was largely due to a non-recurring expense reimbursement of $5.3 million from the Company’s investment adviser seen in the fourth quarter of 2023.

[1]

Core investment income represents reported total investment income as determined in accordance with U.S. generally accepted accounting principles, or U.S. GAAP, less the impact of purchase discount accretion in connection with the Garrison Capital Inc. (“GARS”) and Harvest Capital Credit Corporation (“HCAP”) mergers. Portman Ridge believes presenting core investment income and the related per share amount is useful and appropriate supplemental disclosure for analyzing its financial performance due to the unique circumstance giving rise to the purchase accounting adjustment. However, core investment income is a non-U.S. GAAP measure and should not be considered as a replacement for total investment income and other earnings measures presented in accordance with U.S. GAAP. Instead, core investment income should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial performance.

•	Net asset value (“NAV”), as of December 31, 2024, was $178.5 million ($19.41 per share), as compared to NAV of $188.0 million ($20.36 per share) as of September 30, 2024.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the quarter ended December 31, 2024, were 38,191 shares at an aggregate cost of approximately $0.7 million.

Full Year 2024 Milestones

•	Total investment income was $62.4 million.

•	Net investment income (“NII”) was $24.0 million ($2.59 per share).

•	Core investment income, excluding the impact of purchase price accounting, was $62.2 million.

•

Total shares repurchased in open market transactions under the Renewed Stock Repurchase Program during the year ended December 31, 2024, were 202,357 at an aggregate cost of approximately $3.8 million, which was accretive to NAV by $0.07 per share. This compares to 224,933 shares repurchased during the year ended December 31, 2023 at an aggregate cost of approximately $4.4 million.

•	Total stockholder distributions for 2024 amount to $2.76 per share.

Subsequent Events

•

On January 29, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Logan Ridge Finance Corporation, a Maryland corporation (“LRFC”), Portman Ridge Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”); and solely for the limited purposes set forth therein, Mount Logan Management LLC, a Delaware limited liability company and the external investment adviser to LRFC (“Mount Logan”); and, solely for the limited purposes set forth therein, the Adviser. The Merger Agreement provides that, subject to the conditions set forth therein, (i) at the effective time of the First Merger (the “Effective Time”), Merger Sub will merge with and into LRFC (the “First Merger”), with LRFC continuing as the surviving company and as a wholly-owned subsidiary of the Company, and (ii) immediately after the Effective Time, LRFC will merge with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company continuing as the surviving company. Both the Board of Directors of the Company and LRFC’s board of directors, including all of their respective independent directors who are not “interested persons” of either the Company or LRFC or the Adviser or Mount Logan, in each case, on the recommendation of special committees comprised solely of certain independent directors of the Company or LRFC, as applicable (each, a “Special Committee”), have approved, among other things, the Merger Agreement and the transactions contemplated thereby. Consummation of the Mergers is subject to certain closing conditions, including requisite approvals of the Company’s and LRFC’s stockholders. Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of LRFC’s common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Company or any of its consolidated subsidiaries, including Merger Sub) will be converted into the right to receive 1.500 newly-issued shares of common stock of the Company with cash to be paid (without interest) in lieu of fractional shares. In addition, pursuant to a fee waiver letter executed on January 29, 2025, between the Company and the Adviser, the Adviser has agreed to waive up to $1.5 million of the incentive fees otherwise payable to it by Company over the eight consecutive quarters following the closing of the Mergers, subject to the closing of the Mergers.

•

On March 12, 2025, the Board of Directors of the Company authorized once more a renewed stock repurchase program of up to $10 million (the “2025 Stock Repurchase Program”) for an approximately one-year period, effective March 12, 2025 and terminating on March 31, 2026. The terms and conditions of the 2025 Stock Repurchase Program are substantially similar to the prior Renewed Stock Repurchase Program. The 2025 Stock Repurchase Program may be suspended or discontinued at any time. Subject to these restrictions, we will selectively pursue opportunities to repurchase shares which are accretive to net asset value per share.

•

On March 13, 2025, the Company declared a regular quarterly base distribution of $0.47 per share of common stock and a supplemental cash distribution of $0.07 per share of common stock. The distribution is payable on March 31, 2025 to stockholders of record at the close of business on March 24, 2025. The modification to the dividend policy introduces a stable base distribution, which is anticipated to be sustainable across market cycles, and a quarterly supplemental distribution, which will approximate 50% of net investment income in excess of the quarterly base distribution to account for fluctuations in rates and spreads.

Management Commentary

Ted Goldthorpe, Chief Executive Officer of Portman Ridge, stated, “While 2024 had several positive developments for Portman, including the potential for an accretive combination with Logan Ridge announced just after year end, the Company’s financial results were impacted by certain idiosyncratic challenges within our investment portfolio. We will continue to focus on our underperforming credits and I remain confident in our ability to drive the best outcome for shareholders and, most importantly, in the credit quality of the portfolio overall. On that note, I am pleased to share that we were able to reduce the number non-accrual investments from nine investments as of September 30, 2024 to six investments as of December 31, 2024. As we enter the new year, we continue to believe we are well positioned for what we expect will be an active year for M&A and deployment. As always, we remain committed to our shareholders and continuing to grow our business.

Further, the Board of Directors approved a regular quarterly base distribution of $0.47 per share and a supplemental cash distribution of $0.07 per share. The modification to the dividend policy introduces a stable base distribution, which is anticipated to be sustainable across market cycles, and a quarterly supplemental distribution, which will approximate 50% of net investment income in excess of the quarterly base distribution to account for fluctuations in rates and spreads.

Looking ahead, we are excited about the opportunities that the proposed merger with LRFC will create. Most importantly, with our prudent investment strategy and experienced management team, we remain confident in our ability to generate strong, risk-adjusted returns and drive long-term value for our shareholders.”

Selected Financial Highlights for Full Year 2024

•

Total investment income for the year ended December 31, 2024, was $62.4 million, of which $52.6 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio. This compares to total investment income of $76.3 million for the year ended December 31, 2023, of which $63.5 million was attributable to interest income, inclusive of payment-in-kind income, from the Debt Securities Portfolio.

•

Core investment income for the full year 2024, excluding the impact of purchase discount accretion, was $62.2 million, a decrease of $12.3 million as compared to core investment income of $74.5 million for full year 2023.

•	Net investment income (“NII”) for the full year ended December 31, 2024 was $24.0 million ($2.59 per share) as compared to $34.8 million ($3.66 per share) for the full year ended December 31, 2023.

•

Net asset value (“NAV”) as of December 31, 2024, was $178.5 million ($19.41 per share), a decrease of $0.95 per share as compared to $188.0 million ($20.36 per share) for the third quarter of 2024. This compares to $213.5 million ($22.76 per share) as of December 31, 2023.

•

Investment portfolio at fair value as of December 31, 2024 was $405.0 million, spread across 28 different industries (when excluding CLO Funds and Joint Ventures) and comprised of 93 different portfolio companies. Our debt investment portfolio, excluding our investments in the CLO Funds, equities and Joint Ventures, totaled $320.7 million at fair value as of December 31, 2024 and was spread across 26 different industries with an average par balance per entity of approximately $2.5 million. This compares to a total investment portfolio at fair value as of December 31, 2023 of $467.9 million, spread across 27 different industries and comprised of 100 different portfolio companies. Our debt investment portfolio, excluding our investments in the CLO Funds, equities and Joint Ventures, totaled $379.1 million at fair value as of December 31, 2023 and was spread across 26 different industries, with an average par balance per entity of approximately $3.1 million.

•

Non-accruals on debt investments, as of December 31, 2024, were six debt investments representing 1.7% and 3.4% of the Company’s investment portfolio at fair value and amortized cost, respectively. This compares to nine debt investments representing 1.6% and 4.5% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of September 30, 2024, and seven debt investments representing 1.3% and 3.2% of the Company’s investment portfolio at fair value and amortized cost, respectively, as of December 31, 2023.

•	Weighted average contractual interest rate on our interest earning Debt Securities Portfolio as of December 31, 2024 was approximately 11.3%.

•

Par value of outstanding borrowings, as of December 31, 2024, was $267.5 million, which was unchanged from September 30, 2024, with an asset coverage ratio of total assets to total borrowings of 167% and 170%, respectively. On a net basis, leverage as of December 31, 2024 was 1.3x2 compared to net leverage of 1.3x2 as of September 30, 2024.

[2]

Net leverage is calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and cash equivalents, and restricted cash and (B) NAV. Portman Ridge believes presenting a net leverage ratio is useful and appropriate supplemental disclosure because it reflects the Company’s financial condition net of $40.0 million and $26.8 million of cash and cash equivalents and restricted cash as of December 31, 2024 and September 30, 2024, respectively. However, the net leverage ratio is a non-U.S. GAAP measure and should not be considered as a replacement for the regulatory asset coverage ratio and other similar information presented in accordance with U.S. GAAP. Instead, the net leverage ratio should be reviewed only in connection with such U.S. GAAP measures in analyzing Portman Ridge’s financial condition.

Results of Operations

Operating results for the years ended December 31, 2024, and December 31, 2023, were as follows:

	For the Year ended December 31,
($ in thousands, except share and per share amounts)	2024	2023
Total investment income	$62,432	$76,315

Total expenses	38,388	41,542

Net Investment Income	24,044	34,773

Net realized gain (loss) on investments	(31,183)	(26,766)

Net change in unrealized gain (loss) on investments	1,006	3,322

Tax (provision) benefit on realized and unrealized gains (losses) on investments	853	414

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(29,324)	(23,030)

Net realized gain (loss) on extinguishment of debt	(655)	(362)

Net Increase (Decrease) in Net Assets Resulting from Operations	$(5,935)	$11,381

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.64)	$1.20
Net Investment Income Per Common Share:
Basic and Diluted:	$2.59	$3.66
Weighted Average Shares of Common Stock Outstanding – Basic and Diluted	9,272,809	9,509,396

Investment Income

The composition of our investment income for the years ended December 31, 2024, and December 31, 2023, was as follows:

	For the Year Ended December 31,
($ in thousands)	2024	2023
Interest income, excluding CLO income and purchase discount accretion	$45,149	$54,631
Purchase discount accretion	235	1,774
PIK income	8,186	7,068
CLO income	1,511	1,998
JV income	6,576	8,948
Fees and other income	775	1,896

Investment Income	$62,432	$76,315

Less: Purchase discount accretion	$(235)	$(1,774)

Core Investment Income	$62,197	$74,541

Fair Value of Investments

The composition of our investment portfolio as of December 31, 2024, and December 31, 2023, at cost and fair value was as follows:

($ in thousands)	December 31, 2024			December 31, 2023
Security Type	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio	Cost/Amortized Cost	Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$311,673	$289,957	71.6%	$351,858	$336,599	71.9%
Second Lien Debt	34,892	28,996	7.2%	50,814	41,254	8.8%
Subordinated Debt	8,059	1,740	0.4%	7,990	1,224	0.3%
Collateralized Loan Obligations	5,318	5,193	1.3%	9,103	8,968	1.9%
Joint Ventures	66,747	54,153	13.4%	71,415	59,287	12.7%
Equity	31,921	24,762	6.1%	31,280	20,533	4.4%
Asset Manager Affiliates(1)	17,791	—	—	17,791	—	—
Derivatives	31	220	0.0%	31	—	—

Total	$476,432	$405,021	100.0%	$540,282	$467,865	100.0%

(1)	Represents the equity investment in the Asset Manager Affiliates.

Liquidity and Capital Resources

As of December 31, 2024, the Company had $267.5 million (par value) of borrowings outstanding at a current weighted average interest rate of 6.2%, of which $108.0 million par value had a fixed rate and $159.5 million par value had a floating rate. This balance was comprised of $159.5 million of outstanding borrowings under the JPM Credit Facility, and $108.0 million of 4.875% Notes due 2026. On August 20, 2024, an optional redemption of the CLO occurred, and all rated notes were repaid in full. As of December 31, 2024, no 2018-2 Secured Notes were outstanding.

As of December 31, 2024, and December 31, 2023, the fair value of investments and cash were as follows:

($ in thousands)
Security Type	December 31, 2024	December 31, 2023
Cash and cash equivalents	$17,532	$26,912
Restricted Cash	22,421	44,652
First Lien Debt	289,957	336,599
Second Lien Debt	28,996	41,254
Subordinated Debt	1,740	1,224
Equity	24,762	20,533
Collateralized Loan Obligations	5,193	8,968
Asset Manager Affiliates	—	—
Joint Ventures	54,153	59,287
Derivatives	220	—

Total	$444,974	$539,429

As of December 31, 2024, the Company had unrestricted cash of $17.5 million and restricted cash of $22.4 million. This compares to unrestricted cash of $13.7 million and restricted cash of $13.0 million as of September 30, 2024. As of December 31, 2024, the Company had $40.5 million of available borrowing capacity under the JPM Credit Facility.

Interest Rate Risk

The Company’s investment income is affected by fluctuations in various interest rates, including SOFR and prime rates.

As of December 31, 2024, approximately 90.1% of our Debt Securities Portfolio at par value were either floating rate with a spread to an interest rate index such as SOFR or the PRIME rate. 89.8% of these floating rate loans contain floors ranging between 0.50% and 5.25%. We generally expect that future portfolio investments will predominately be floating rate investments.

In periods of rising or lowering interest rates, the cost of the portion of debt associated with the 4.875% Notes Due 2026 would remain the same, given that this debt is at a fixed rate, while the interest rate on borrowings under the JPM Credit Facility would fluctuate with changes in interest rates.

Generally, the Company would expect that an increase in the base rate index for floating rate investment assets would increase gross investment income and a decrease in the base rate index for such assets would decrease gross investment income (in either case, such increase/decrease may be limited by interest rate floors/minimums for certain investment assets).

	Impact on net investment income from a change in interest rates at:
($ in thousands)	1%	2%	3%
Increase in interest rate	$1,496	$3,045	$4,595
Decrease in interest rate	$(1,493)	$(2,980)	$(4,271)

Conference Call and Webcast

We will hold a conference call on Friday, March 14, 2024, at 10:30 am Eastern Time to discuss our fourth quarter and full year 2024 financial results. To access the call, stockholders, prospective stockholders and analysts should dial (646) 968-2525 approximately 10 minutes prior to the start of the conference call and use the conference ID 4473265.

A replay of this conference call will be available shortly after the live call through March 21, 2025.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website www.portmanridge.com in the Investor Relations section under Events and Presentations. The webcast can also be accessed by clicking the following link: https://edge.media-server.com/mmc/p/4vkehc2n. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Portman Ridge Finance Corporation

Portman Ridge Finance Corporation (Nasdaq: PTMN) is a publicly traded, externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. Portman Ridge’s middle market investment business originates, structures, finances and manages a portfolio of term loans, mezzanine investments and selected equity securities in middle market companies. Portman Ridge’s investment activities are managed by its investment adviser, Sierra Crest Investment Management LLC, an affiliate of BC Partners Advisors L.P.

Portman Ridge’s filings with the Securities and Exchange Commission (the “SEC”), earnings releases, press releases and other financial, operational and governance information are available on the Company’s website at www.portmanridge.com.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades.

Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. For more information, please visit https://www.bcpartners.com/.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. The matters discussed in this press release, as well as in future oral and written statements by management of Portman Ridge Finance Corporation, that are forward-looking statements are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Forward-looking statements relate to future events or our future financial performance and include, but are not limited to, projected financial performance, expected development of the business, plans and expectations about future investments and the future liquidity of the Company. We generally identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “outlook”, “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Important assumptions include our ability to originate new investments, and achieve certain margins and levels of profitability, the availability of additional capital, and the ability to maintain certain debt to asset ratios. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation that such plans, estimates, expectations or objectives will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) uncertainty of the expected financial performance of the Company; (2) expected synergies and savings associated with merger transactions effectuated by the Company; (3) the ability of the Company and/or its adviser to implement its business strategy; (4) evolving legal, regulatory and tax regimes; (5) changes in general economic and/or industry specific conditions, including but not limited to the impact of inflation; (6) the impact of increased competition; (7) business prospects and the prospects of the Company’s portfolio companies; (8) contractual arrangements with third parties; (9) any future financings by the Company; (10) the ability of Sierra Crest Investment Management LLC to attract and retain highly talented professionals; (11) the Company’s ability to fund any unfunded commitments; (12) any future distributions by the Company; (13) changes in regional or national economic conditions and their impact on the industries in which we invest; (14) other changes in the conditions of the industries in which we invest and other factors enumerated in our filings with the SEC; (15) the successful completion of the Mergers and receipt of stockholder approval from the Company’s and LRFC’s stockholders; and (16) expectations concerning the proposed Merger with LRFC, including the financial results of the combined company. The forward-looking statements should be read in conjunction with the risks and uncertainties discussed in the Company’s filings with the SEC, including the Company’s most recent Form 10-K and other SEC filings. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required to be reported under the rules and regulations of the SEC.

Contacts:

Portman Ridge Finance Corporation

650 Madison Avenue, 3rd floor

New York, NY 10022

info@portmanridge.com

Brandon Satoren

Chief Financial Officer

Brandon.Satoren@bcpartners.com

(212) 891-2880

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Val Ferraro

vferraro@equityny.com

(212) 836-9633

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except share and per share amounts)

	December 31, 2024	December 31, 2023
ASSETS
Investments at fair value:
Non-controlled/non-affiliated investments (amortized cost of $358,153 and $426,630, respectively)	$327,622	$398,325
Non-controlled affiliated investments (amortized cost of $68,858 and $55,611, respectively)	64,384	55,222
Controlled affiliated investments (amortized cost of $49,421 and $58,041, respectively)	13,015	14,318

Total Investments at fair value (amortized cost of $476,432 and $540,282, respectively)	$405,021	$467,865
Cash and cash equivalents	17,532	26,912
Restricted cash	22,421	44,652
Interest receivable	6,088	5,162
Receivable for unsettled trades	—	573
Due from affiliates	1,367	1,534
Other assets	1,205	2,541

Total Assets	$453,634	$549,239

LIABILITIES
2018-2 Secured Notes (net of original issue discount of $- and $712, respectively)	$—	$124,971
4.875% Notes Due 2026 (net of deferred financing costs and original issue discount of $1,017 and $1,786, respectively)	106,983	106,214
Great Lakes Portman Ridge Funding LLC Revolving Credit Facility (net of deferred financing costs of $1,322 and $775, respectively)	158,157	91,225
Payable for unsettled trades	—	520
Accounts payable, accrued expenses and other liabilities	3,007	4,252
Accrued interest payable	3,646	3,928
Due to affiliates	635	458
Management and incentive fees payable	2,713	4,153

Total Liabilities	$275,141	$335,721
COMMITMENTS AND CONTINGENCIES (NOTE 8)
NET ASSETS
Common stock, par value $0.01 per share, 20,000,000 common shares authorized; 9,960,785 issued, and 9,198,175 outstanding at December 31, 2024, and 9,943,385 issued, and 9,383,132 outstanding at December 31, 2023	$92	$94
Capital in excess of par value	714,331	717,835
Total distributable (loss) earnings	(535,930)	(504,411)

Total Net Assets	$178,493	$213,518

Total Liabilities and Net Assets	$453,634	$549,239

Net Asset Value Per Common Share	$19.41	$22.76

PORTMAN RIDGE FINANCE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	For the Year Ended December 31,
	2024	2023	2022
INVESTMENT INCOME
Interest income:
Non-controlled/non-affiliated investments	$45,036	$55,675	$51,090
Non-controlled affiliated investments	1,859	2,728	3,150

Total interest income	46,895	58,403	54,240
Payment-in-kind income:
Non-controlled/non-affiliated investments(1)	7,472	6,662	4,950
Non-controlled affiliated investments	714	406	477
Controlled affiliated investments	—	—	181

Total payment-in-kind income	8,186	7,068	5,608
Dividend income:
Non-controlled affiliated investments	6,576	6,764	4,450
Controlled affiliated investments	—	2,184	4,141

Total dividend income	6,576	8,948	8,591
Fees and other income:
Non-controlled/non-affiliated investments	775	1,882	1,135
Non-controlled affiliated investments	—	14	40

Total fees and other income	775	1,896	1,175

Total investment income	$62,432	$76,315	$69,614

EXPENSES
Management fees	6,559	7,452	8,349
Performance-based incentive fees	5,012	7,374	6,126
Interest and amortization of debt issuance costs	20,782	25,306	17,701
Professional fees	1,873	1,999	2,768
Administrative services expense	1,771	2,377	3,364
Directors’ expense	610	630	632
Other general and administrative expenses	1,781	1,713	1,784
Total expenses	$38,388	$46,851	$40,724

Expense reimbursement	—	(5,309)	—

Net expenses	38,388	41,542	40,724

NET INVESTMENT INCOME	$24,044	$34,773	$28,890

REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS:
Net realized gains (losses) from investment transactions
Non-controlled/non-affiliated investments	$(23,205)	$(26,334)	$(28,893)
Non-controlled affiliated investments	(1,334)	(399)	(197)
Controlled affiliated investments	(6,644)	(33)	—
Derivatives	—	—	(2,095)

Net realized gain (loss) on investments	(31,183)	(26,766)	(31,185)
Net change in unrealized appreciation (depreciation) on:
Non-controlled/non-affiliated investments	(2,446)	6,696	(8,298)
Non-controlled affiliated investments	(4,085)	980	(1,428)
Controlled affiliated investments	7,317	(4,354)	(10,601)
Derivatives	220	—	2,412

Net change in unrealized gain (loss) on investments	1,006	3,322	(17,915)

Tax (provision) benefit on realized and unrealized (gains) losses on investments	853	414	(786)

Net realized and unrealized appreciation (depreciation) on investments, net of taxes	(29,324)	(23,030)	(49,886)

Realized gains (losses) on extinguishments of debt	(655)	(362)	—

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(5,935)	$11,381	$(20,996)

Net Increase (Decrease) In Net Assets Resulting from Operations per Common Share:
Basic and Diluted:	$(0.64)	$1.20	$(2.18)
Net Investment Income Per Common Share:
Basic and Diluted:	$2.59	$3.66	$3.00
Weighted Average Shares of Common Stock Outstanding—Basic and Diluted	9,272,809	9,509,396	9,634,468

(1)

During the years ended December 31, 2024, 2023, and 2022, the Company received $0.1, $0.6 million and $- million, respectively, of non-recurring fee income that was paid in-kind and included in this financial statement line item.